Exhibit 99.5

Execution Version

SECOND AMENDED AND RESTATED SUPPLEMENTAL CONFIRMATION NO. 4

Date:	March 6, 2023

To:	QH Hungary Holdings Limited
BAH Center | 2 Furj street, Building B, Ground fl.
1124 Budapest, Hungary
Attn: Balazs Horvath Dr
T: +36 1 646 4638
Email: balazs.horvath@bekespartners.com, rozsa.juci@gmail.com

From:	Royal Bank of Canada

Reference Number:	To be advised.

The purpose of this Second Amended and Restated Supplemental Confirmation is to amend and restate the terms and conditions of the Transaction originally entered into between JPMorgan Chase Bank, National Association (“JPM”) and QH Hungary Holdings Limited (“Counterparty”) on March 9, 2021 (the “Original Transaction”), which has been novated to Royal Bank of Canada (“Dealer”) pursuant to the novation agreement, dated November 24, 2021, entered into between JPM, Dealer and Counterparty. This Second Amended and Restated Supplemental Confirmation, dated March 6, 2023, amends and restates in its entirety the Amended and Restated Supplemental Confirmation, dated November 24, 2021, entered into between Dealer and Counterparty, which amended and restated in its entirety the Supplemental Confirmation, dated March 9, 2021, originally entered into between JPM and Counterparty and subsequently novated from JPM to Dealer (the “Original Supplemental Confirmation”), as is subject to the Master Confirmation specified below. Each party repeats to the other party the representations and warranties set forth in the Master Confirmation and in the Agreement (as defined in the Master Confirmation) (as if the Amendment and Restatement Date and the Second Amendment and Restatement Date were the Trade Date, the date the parties entered into a Transaction and the date of the Master Confirmation). This Second Amended and Restated Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the Second Amendment and Restatement Date for the Transaction referenced below.

1.       This Second Amended and Restated Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of May 26, 2020 between Dealer and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Second Amended and Restated Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2.       The terms of the Transaction to which this Second Amended and Restated Supplemental Confirmation relates are as follows:

Trade Date:	March 9, 2021
Second Amendment and Restatement Date:	March 6, 2023
Amendment and Restatement Date:	November 24, 2021
Prepayment Amount:	USD 11,034,074.00
Prepayment Date:	The first Currency Business Day on which all of the conditions specified in Section 4 of the Master Confirmation are satisfied or waived by Dealer and Counterparty satisfied its obligations under Section 6(d) of the Master Confirmation; provided that, if such conditions are first all satisfied or waived after 3:00 p.m., New York time, on a Currency Business Day, the Prepayment Date shall be the next following Currency Business Day.

First Amendment Payment Amount:	USD 377,611.14. Counterparty agrees to pay Dealer the First Amendment Payment Amount on the First Amendment Payment Date.
First Amendment Payment Date:	The second Currency Business Day following the Amendment and Restatement Date.
Second Amendment Payment Amount:	USD 945,404.81. Counterparty agrees to pay Dealer the Second Amendment Payment Amount on the Second Amendment Payment Date.
Second Amendment Payment Date:	The second Currency Business Day following the Second Amendment and Restatement Date.
Second Amendment Reference Price:	USD 199.7500
Forward Floor Price:	USD 199.7500
Forward Cap Price:	USD 219.7250
Final Disruption Date:	February 21, 2025
Contractual Dividend:	USD 0.435 per quarter

For each Component of the Transaction, the Number of Shares and the Scheduled Valuation Date are as set forth below.

Component Number	Number of Shares	Scheduled Valuation Date
1	1,030	11/25/2024
2	1,030	11/26/2024
3	1,030	11/27/2024
4	1,030	12/2/2024
5	1,030	12/3/2024
6	1,030	12/4/2024
7	1,030	12/5/2024
8	1,030	12/6/2024
9	1,030	12/9/2024
10	1,030	12/10/2024
11	1,030	12/11/2024
12	1,030	12/12/2024
13	1,030	12/13/2024
14	1,030	12/16/2024
15	1,030	12/17/2024
16	1,030	12/18/2024
17	1,030	12/19/2024
18	1,029	12/20/2024
19	1,029	12/23/2024
20	1,029	12/26/2024

21	1,029	12/27/2024
22	1,029	12/30/2024
23	1,029	12/31/2024
24	1,029	1/2/2025
25	1,029	1/3/2025
26	1,029	1/6/2025
27	1,029	1/7/2025
28	1,029	1/8/2025
29	1,029	1/9/2025
30	1,029	1/10/2025
31	1,029	1/13/2025
32	1,029	1/14/2025
33	1,029	1/15/2025
34	1,029	1/16/2025
35	1,029	1/17/2025
36	1,029	1/21/2025
37	1,029	1/22/2025
38	1,029	1/23/2025
39	1,029	1/24/2025
40	1,029	1/27/2025
41	1,029	1/28/2025
42	1,029	1/29/2025
43	1,029	1/30/2025
44	1,029	1/31/2025
45	1,029	2/3/2025
46	1,029	2/4/2025
47	1,029	2/5/2025
48	1,029	2/6/2025
49	1,029	2/7/2025
50	1,029	2/10/2025

Counterparty hereby agrees (a) to check this Second Amended and Restated Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Second Amended and Restated Supplemental Confirmation relates by manually signing this Second Amended and Restated Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.

Yours sincerely,

ROYAL BANK OF CANADA

		By:	/s/ Dawn Laabs
Authorized Representative

Confirmed as of the date first above written:

QH HUNGARY HOLDINGS LIMITED

By:	/s/ Judit Rozsa
Name: Judit Rozsa
Title: Managing Director

[Signature Page to 2nd A&R Supplemental Confirmation No. 4 (RBC)]